Exhibit 11. Statement re computation of per Share Earnings

Three Months Ended June 30, 2007

Basic Earnings Per Share:

Net Income	$815,467.98	=	$0.54
Weighted Average Number of Common Shares	1,494,174

Diluted Earnings Per Share:

Net Income	$815,467.98	=	$815,467.98	=	$0.54
Weighted Average Number of Common Shares Adjusted for Effect of Outstanding Options	1,494,174 + 7,793		1,501,967

Six Months Ended June 30, 2007

Basic Earnings Per Share:

Net Income	$1,661,605.84	=	$1.11
Weighted Average Number of Common Shares	1,492,798

Diluted Earnings Per Share:

Net Income	$1,661,605.84	=	$1,661,605.84	=	$1.11
Weighted Average Number of Common Shares Adjusted for Effect of Outstanding Options	1,492,798 + 7,650		1,500,448